Exhibit 10.5

AMENDMENT NO. 1 TO

TERMINATION AND CHANGE IN CONTROL AGREEMENT

This Amendment No. 1 to Termination and Change in Control Agreement (this “Amendment”), is executed as of October 28, 2015, by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”) and Robert C. Springer (the “Executive”).

WHEREAS, Sunstone and the Executive are parties to a Termination and Change in Control Agreement dated April 14, 2011  (the “Agreement”);  and

WHEREAS,  the parties desire to amend the Agreement to modify certain payments due to the Executive in the event of either termination of the Executive by the Company Without Cause and for termination by the Executive for Good Reason in connection with a Change in Control.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Defined Terms.  Terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2.Termination of Employment.  Section 2(a)(i) of the Agreement shall be deleted in its entirety and replaced with the following:

“(i)The Executive shall be paid, in two lump sum payments: (A) the Executive’s earned but unpaid base salary and accrued but unpaid vacation pay through the Date of Termination (as defined below) and any annual cash bonus for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid, plus an amount equal to a pro rata share of the annual cash bonus amount between the target and high levels (to be determined in the sole discretion of the Board) determined by multiplying the Board-selected annual cash bonus amount by a fraction the numerator of which is the number of days elapsed in the year through the Date of Termination and the denominator of which is 365 (the “Accrued Obligations”), and (B) an amount (the “Severance Amount”) equal to two (2) times the sum of (x) the base salary in effect on the Date of Termination (without giving effect to any reduction that would constitute Good Reason) plus (y) the Bonus Severance Amount (as defined below) in effect on the Date of Termination. For purposes hereof, the “Bonus Severance Amount” shall equal the greater of the Executive’s target annual cash bonus for the year in which the Date of Termination takes place or the actual annual cash bonus that the Executive earned in the calendar year prior to the year in which the Date of Termination occurs.”

3.  Effect on Agreement. The terms of the Agreement not modified by this Amendment will remain in force and are not affected by this Amendment.

4.  Miscellaneous. This Amendment will be governed and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EXECUTIVE:	SUNSTONE HOTEL INVESTORS, INC.,
a Maryland corporation

/s/ Robert C. Springer	By:	/s/ Bryan A. Giglia
Robert C. Springer		Name: Bryan A. Giglia
Its: Chief Financial Officer

SUNSTONE HOTEL PARTNERSHIP, LLC,
a Delaware limited liability company

	By:	Sunstone Hotel Investors, Inc.
Its: Managing Member

		By:	/s/ Bryan A. Giglia
Name: Bryan A. Giglia
Its: Chief Financial Officer